EXHIBIT 99.1

Press Contacts:

Ed Rebello

Cypress Semiconductor Corp.

408-545-7665

ewr@cypress.com

Cypress Announces Exit Strategy for Texas Fab

SAN JOSE, Calif., December 19, 2007 – Cypress Semiconductor Corp. (NYSE: CY) announced today that it will exit its Fab 2 semiconductor manufacturing facility in Round Rock, Texas by late 2008 and transfer production to its more cost-competitive Minnesota fab and outside foundries.

Executive Vice President of Manufacturing at Cypress Shahin Sharifzadeh said that the company is looking at a number of options that include selling the Texas fab operation or simply divesting its assets. “We have a long transition timeline and anticipate a smooth product manufacturing transition with no customer impact,” Sharifzadeh said.

“Fab 2 is a very efficient and well-run operation but the factory is small and runs older 0.35 micron process technologies,” said Sharifzadeh. “All of our newer products are being designed on more advanced process technologies, so it is simply more cost effective for us to shift manufacturing elsewhere than to retool Fab 2.”

Sharifzadeh added that Cypress’s Minnesota fab offers state-of-the-art technology and there is ample cost competitive foundry capacity in Asia enabling Cypress to achieve lower manufacturing costs.

Cypress opened Fab 2 in 1987 with 68 employees and 18,000 square feet of cleanroom space. The plant was expanded to 32,000 square feet in 1999 and currently employs 245 people. In recent years the site has been building legacy USB, programmable logic, timing and communications devices on six-inch wafers. Sharifzadeh said the plant would be ideally suited for a company that is looking to make custom analog parts or wants a site for U.S.-based products.

Cypress’s decision to exit Fab 2 is consistent with the company’s Flexible Manufacturing initiative, which combines capacity from leading foundries with output from Cypress’s internal fabs. The initiative allows Cypress to meet rapid swings in customer demand without the burden of high fixed costs, a capability that is particularly important in high-volume consumer markets that the company serves with its leading programmable product portfolio.

About Cypress

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value.” Cypress offerings include the PSoC® Programmable System-on-Chip™, USB controllers, general-purpose programmable clocks and memories. Cypress also offers wired and wireless connectivity solutions ranging from its WirelessUSB™ radio system-on-chip, to West Bridge™ and EZ-USB® FX2LP controllers that enhance connectivity and performance in multimedia handsets. Cypress serves numerous markets including consumer, computation, data communications, automotive, industrial, and solar power. Cypress trades on the NYSE under the ticker symbol CY. Visit Cypress online at www.cypress.com.

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Statements made in this release that are not historical in nature and that refer to Cypress plans and expectations for the future, including but not limited to the cost-effectiveness of our Minnesota fab, our ability to transition our manufacturing activity without an impact on our customers and the ability of Cypress to achieve the objectives set forth above are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially due a variety of factors, including but not limited to the risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Cypress as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. We use words such as “anticipates,” “believes,” “expects,” “future,” “look forward,” “planning,” “intends” and similar expressions to identify such forward-looking statements.

Cypress, the Cypress logo and PSoC are registered trademarks and Programmable System-on-Chip and West Bridge are trademarks of Cypress Semiconductor Corp. All other trademarks are property of their owners.